   Exhibit 99.1

May 18, 2012	Media Contact:	Dawn Ewing
913-319-8642
	Analyst Contact:	Andrew Ziola
918-588-7163

Kansas Gas Service Seeks Approval of New Rates

OVERLAND PARK, Kan. – May 18, 2012 – Kansas Gas Service, a division of ONEOK, Inc. (NYSE:OKE), announced today that it has filed a request with the Kansas Corporation Commission to increase its overall annual revenues by $32.7 million. The request includes a $50.7 million increase in base rates and an $18 million reduction in amounts currently recovered through surcharges.

Since its last adjustment in base rates in January 2007, Kansas Gas Service has invested more than $250 million in its natural gas distribution system, which stretches approximately 18,000 miles throughout Kansas and serves more than 630,000 customers.

“This rate request reflects the significant investment we have made in our Kansas pipeline infrastructure and facilities to deliver natural gas safely and reliably to our customers,” said Brad Dixon, president of Kansas Gas Service.

Although the company has implemented measures to hold down costs and maximize efficiency in operations, Dixon also cited continuing increases in labor, health care and pension costs since the company’s last rate case as contributing factors to the filing. “This request balances our customers’ needs with the company’s and its investors’ needs to earn a fair and reasonable return on our investment in the natural gas distribution system.”

If approved, this request would increase the typical residential customer’s monthly natural gas bill by approximately $5.68, or 9.1 percent; the average commercial customer, who uses 288 thousand cubic feet (Mcf) of natural gas per year, would not experience an increase in their bill.

The Kansas Corporation Commission has 240 days to issue a ruling on Kansas Gas Service’s application.

Kansas Gas Service provides clean, reliable natural gas to more than 630,000 customers in 337 communities in Kansas.   It is a division of ONEOK, Inc. (NYSE: OKE), a diversified energy company.  ONEOK is the general partner and owns 43.4 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded limited

Kansas Gas Service Seeks Approval of New Rates

partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas.  Its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.  ONEOK is a Fortune 500 company and is included in the Standard & Poor’s 500 stock index.

For more information, visit the websites at www.kansasgasservice.com or www.oneok.com.

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